Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

OneSpan Inc.:

We consent to the use of our reports dated March 15, 2019, with respect to the consolidated balance sheets of OneSpan Inc. and subsidiaries (the Company), formerly known as VASCO Data Security International, Inc., as of December 31, 2018 and 2017, the related consolidated statements of operations, comprehensive income (loss), stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2018, and the related notes and financial statement schedule II – Valuation and Qualifying Accounts (collectively, the consolidated financial statements), and the effectiveness of internal control over financial reporting as of December 31, 2018, incorporated herein by reference.

Our report dated March 15, 2019, on the consolidated financial statements refers to the adoption of Accounting Standards Codification Topic 606, Revenue from Contracts with Customers.

Our report dated March 15, 2019, on the effectiveness of internal control over financial reporting as of December 31, 2018, expresses our opinion that OneSpan Inc. did not maintain effective internal control over financial reporting as of December 31, 2018, because of the effect of a material weakness on the achievement of the objectives of the control criteria and contains an explanatory paragraph that states OneSpan Inc. had an insufficient complement of trained, knowledgeable resources and an ineffective continuous risk assessment process resulting in ineffective process-level control activities over the majority of the asset, liability, equity, revenue and operating expense accounts reported in the consolidated financial statements as well as operating cash flows and financial statement disclosures around revenue.

Our report dated March 15, 2019, on the effectiveness of internal control over financial reporting as of December 31, 2018, contains an explanatory paragraph that states management excluded Dealflo Limited (Dealflo) from its assessment of the effectiveness of the Company’s internal control over financial reporting as of December 31, 2018. Dealflo represented 2% and 2% of the Company’s total assets and total revenues, respectively, as of and for the year ended December 31, 2018. Our audit of internal control over financial reporting of the Company also excluded an evaluation of the internal control over financial reporting of Dealflo.

Our report dated March 15, 2019, on the effectiveness of internal control over financial reporting as of December 31, 2018, contains an emphasis of matter paragraph that states we do not express an opinion or any other form of assurance on management’s statements, included in Management’s Annual Report on Internal Control over Financial Reporting in Item 9A; Controls and Procedures, referring to the corrective actions taken after December 31, 2018, relative to the aforementioned material weakness in internal control over financial reporting.

/s/ KPMG LLP

Chicago, Illinois

October 30, 2019